Exhibit 99.1
Clear Channel Outdoor Holdings, Inc. Reports Results
for the Fourth Quarter and Full Year of 2024
----------------
San Antonio, TX, February 24, 2025 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) today reported financial results for the quarter and year ended December 31, 2024.
“With the announced agreement to sell our Europe-North segment as well as the sale of our businesses in Mexico, Chile and Peru, we continue to execute on our plan to focus on our higher margin U.S. markets,” said Scott Wells, Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. “We are following a path aimed at enhancing our ability to drive organic cash flow with the ultimate goal of reducing leverage on our balance sheet. These steps are good progress as we continue to reduce risk and create optionality through our U.S. focus.
“During the fourth quarter, our America segment delivered record revenue of $310.7 million, representing an increase of 4.1%, driven by strength in digital and local sales. Airports continued to perform well with fourth quarter revenue increasing 4.3% to $116.0 million, a record against a robust performance in the prior year comparable period. On a consolidated basis, we delivered revenue of $426.7 million during the fourth quarter, representing an increase of 2.6%, which reflects the loss of a contract in Singapore. AFFO exceeded discretionary capex for both the quarter and the year, and we expect further expansion in 2025.
“In the year ahead, our roadmap for growth remains centered on continuing to innovate and modernize our platform, including expanding our digital footprint, further leveraging our data and analytics capabilities and strategically growing our sales force. We believe these efforts are making our products easier to plan, buy and measure, elevating our place in the digital advertising ecosystem and expanding the overall pool of advertisers we can serve.”
Financial Highlights:
Financial highlights for the fourth quarter of 2024 as compared to the same period of 2023:

(In millions)	Three Months Ended December 31, 2024	% Change
Revenue:
Consolidated Revenue[1]	$426.7	2.6%
America Revenue	310.7	4.1%
Airports Revenue	116.0	4.3%

Net Loss:
Loss from Continuing Operations[2]	(1.1)	NM

Adjusted EBITDA[3]:
Adjusted EBITDA[1,3]	144.8	2.5%
America Segment Adjusted EBITDA[4]	137.2	0.7%
Airports Segment Adjusted EBITDA[4]	32.8	8.9%
1Financial highlights exclude results of discontinued operations. See “Supplemental Disclosures” section herein for more information.
2Percentage changes that are so large as to not be meaningful have been designated as “NM.”
3Adjusted EBITDA is a non-GAAP financial measure. See “Supplemental Disclosures” section herein for more information.
4Segment Adjusted EBITDA is a GAAP financial measure. See “Supplemental Disclosures” section herein for more information.

International Sales Processes:
On January 8, 2025, we entered into a definitive agreement to sell the businesses in our Europe-North segment to Bauer Radio Limited, a subsidiary of Bauer Media Group, for a purchase price of $625 million, subject to certain customary adjustments. The transaction is expected to close in 2025, upon satisfaction of regulatory approvals. We will use the anticipated net proceeds from the sale, after payment of transaction-related fees and expenses, to prepay in full the outstanding CCIBV term loans in the principal amount of $375 million, plus any accrued interest. We expect to use the remaining net proceeds primarily to repay additional debt and/or for other purposes permitted under the agreements governing the remainder of our indebtedness.
On February 5, 2025, we completed the sale of our businesses in Mexico, Peru and Chile to Global Media US LLC in a simultaneous sign-and-close transaction. We received $20 million in cash at closing and are eligible to receive an additional $1.25 million earn-out, with the consideration subject to further customary adjustments. We intend to use the net proceeds from the sale to improve our liquidity position.
The sales process for our remaining Latin American business in Brazil is ongoing. While we cannot guarantee the completion of a transaction, we currently expect a sale to occur within the next year, subject to the satisfaction of regulatory approvals and other closing conditions, if applicable. We have also resumed the sales process and marketing efforts for our business in Spain.
As of December 31, 2024, we have classified our Europe-North segment and Latin American businesses as discontinued operations. Our Europe-South segment, including the business in Spain, was classified as discontinued operations in 2023. Unless otherwise noted, the discussion in this earnings release focuses on continuing operations and excludes discontinued operations.
Guidance:
Our expectations for the first quarter and full year of 2025 are as follows:

	First Quarter of 2025		% change from prior year
(in millions)	Low	High	Low	High
Consolidated Revenue[1]	$329	$344	1%	5%
America	252	262	1%	5%
Airports	77	82	—%	7%
1Excludes results of discontinued operations

	Full Year of 2025		% change from prior year
(in millions)	Low	High	Low	High
Consolidated Revenue[1]	$1,562	$1,607	4%	7%
America	1,190	1,220	4%	7%
Airports	372	387	3%	7%
Loss from Continuing Operations[2]	(105)	(95)	(15)%	(23)%
Adjusted EBITDA[1,3]	490	505	3%	6%
AFFO[1,2,3]	73	83	25%	42%
Capital Expenditures[1]	75	85	(7)%	5%
1Excludes results of discontinued operations.
2Guidance for loss from continuing operations and AFFO excludes interest on the CCIBV Term Loan Facility. Due to uncertainty, the potential impact of reduced interest expense from any potential anticipated repayment of debt with the proceeds of the international sales processes is not reflected in this guidance.
3This is a non-GAAP financial measure. See “Supplemental Disclosures” section herein for more information.
Expected results and estimates may be impacted by factors outside of the Company’s control, and actual results may be materially different from this guidance. See “Cautionary Statement Concerning Forward-Looking Statements” herein.

Results:
Revenue:

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2024	2023		2024	2023
Revenue:
America	$310,705	$298,520	4.1%	$1,143,510	$1,100,846	3.9%
Airports	116,012	111,213	4.3%	361,488	311,605	16.0%
Other	2	6,281	(100.0)%	232	21,735	(98.9)%
Consolidated Revenue	$426,719	$416,014	2.6%	$1,505,230	$1,434,186	5.0%
Revenue for the fourth quarter of 2024, as compared to the same period of 2023:
America: Revenue up 4.1%:
•Digital revenue growth driven by new deployments, the new roadside billboard contract with the New York Metropolitan Transit Authority (“MTA”), and increased demand
•Digital revenue increased 7.6% to $122.7 million (up from $114.0 million)
•Growth in print billboard revenue also driven by the New York MTA contract
•National sales accounted for 37.7% of America revenue
Airports: Revenue up 4.3%:
•Strong advertising demand, with growth led by the Port Authority of New York and New Jersey, San Francisco International, and Denver International airports
•Digital revenue increased 1.5% to $74.1 million (up from $73.1 million)
•National sales accounted for 63.9% of Airports revenue
Other: Revenue down due to loss of contract in Singapore

Direct Operating and SG&A Expenses1:

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2024	2023		2024	2023
Direct operating and SG&A expenses:
America	$173,518	$162,863	6.5%	$656,089	$633,021	3.6%
Airports	83,241	81,109	2.6%	273,726	243,383	12.5%
Other	218	5,968	(96.3)%	3,670	19,402	(81.1)%
Consolidated Direct operating and SG&A expenses[2]	$256,977	$249,940	2.8%	$933,485	$895,806	4.2%
1“Direct operating and SG&A expenses” as presented throughout this earnings release refers to the sum of direct operating expenses (excluding depreciation and amortization) and selling, general and administrative expenses (excluding depreciation and amortization).
2Includes restructuring and other costs of $0.2 million and $1.1 million during the three months ended December 31, 2024 and 2023, respectively, and $3.0 million and $1.1 million during the years ended December 31, 2024 and 2023, respectively.
Direct operating and SG&A expenses for the fourth quarter of 2024, as compared to the same period of 2023:
America: Direct operating and SG&A expenses up 6.5%:
•Higher compensation costs driven by higher variable-incentive compensation, increased headcount and pay increases
•Site lease expense increased 3.6% to $92.7 million (up from $89.5 million), mainly driven by the New York MTA contract
•Higher production, installation and maintenance costs due to revenue growth
Airports: Direct operating and SG&A expenses up 2.6%:
•Site lease expense increased 3.2% to $67.0 million (up from $64.9 million), driven by lower rent abatements and higher revenue
Other: Direct operating and SG&A expenses down due to loss of contract in Singapore
Corporate Expenses:

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2024	2023		2024	2023
Corporate expenses[1]	$31,681	$30,791	2.9%	$126,904	$129,248	(1.8)%
1Includes restructuring and other costs of $0.8 million and $0.4 million during the three months ended December 31, 2024 and 2023, respectively, and $4.9 million and $20.6 million during the years ended December 31, 2024 and 2023, respectively. Restructuring and other costs for the year ended December 31, 2023 include an expense of $19.0 million recorded for the resolution of the investigation of the Company’s former indirect, non-wholly-owned subsidiary, Clear Media Limited.
Corporate expenses for the fourth quarter of 2024 up 2.9% compared to the same period of 2023, primarily due to higher property and casualty insurance expense.
Income (Loss):

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2024	2023		2024	2023
Income (loss) from continuing operations[1]	$(1,052)	$431	NM	$(123,764)	$(159,444)	(22.4)%
Consolidated net income (loss)[1,2]	(16,605)	26,003	NM	(175,878)	(308,816)	(43.0)%
1Percentage changes that are so large as to not be meaningful have been designated as “NM.”
2Includes income (loss) from discontinued operations.

Adjusted EBITDA1:

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2024	2023		2024	2023
Segment Adjusted EBITDA[2]:
America	$137,174	$136,157	0.7%	$487,990	$468,370	4.2%
Airports	32,771	30,106	8.9%	87,860	68,226	28.8%
Other[3]	(39)	894	NM	(1,142)	2,914	NM
Total Segment Adjusted EBITDA	169,906	167,157	1.6%	574,708	539,510	6.5%
Adjusted Corporate expenses[1]	(25,101)	(25,932)	(3.2)%	(98,950)	(91,151)	8.6%
Adjusted EBITDA[1]	$144,805	$141,225	2.5%	$475,758	$448,359	6.1%
1This is a non-GAAP financial measure. See “Supplemental Disclosures” section herein for more information.
2Segment Adjusted EBITDA is a GAAP financial measure. See “Supplemental Disclosures” section herein for more information.
3Percentage changes that are so large as to not be meaningful have been designated as “NM."
AFFO1:

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2024	2023		2024	2023
AFFO[1]	$36,861	$36,506	1.0%	$58,611	$39,192	49.5%
1This is a non-GAAP financial measure. See “Supplemental Disclosures” section herein for more information.
Capital Expenditures:

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2024	2023		2024	2023
Capital expenditures:
America	$27,675	$23,587	17.3%	$63,354	$75,431	(16.0)%
Airports	5,985	9,668	(38.1)%	12,619	20,050	(37.1)%
Other[1]	—	54	NM	13	298	NM
Corporate	1,579	1,544	2.3%	4,731	5,714	(17.2)%
Consolidated capital expenditures	$35,239	$34,853	1.1%	$80,717	$101,493	(20.5)%
1Percentage changes that are so large as to not be meaningful have been designated as “NM.”

Markets and Displays:
As of December 31, 2024, we operated more than 61,800 print and digital out-of-home advertising displays in the U.S. as part of our continuing operations. As of December 31, 2024, we had presence in 81 Designated Market Areas (“DMAs”) in the U.S., including 43 of the top 50 U.S. markets.

	Number of digital displays added (removed), net, in fourth quarter	Total number of displays as of December 31, 2024
		Digital	Printed	Total
America[1]:
Billboards[2]	33	1,930	33,023	34,953
Other displays[3]	(33)	576	13,205	13,781
Airports[4]	(40)	2,610	10,531	13,141
Total displays	(40)	5,116	56,759	61,875
1As of December 31, 2024, our America segment had presence in 28 U.S. DMAs.
2Billboards includes bulletins, posters, spectaculars and wallscapes.
3Other displays includes street furniture and transit displays. The decrease in digital displays in the fourth quarter was due to the voluntary termination of a lease to operate certain digital urban panels in one market.
4As of December 31, 2024, our Airports segment had displays across nearly 200 commercial and private airports in the U.S. and the Caribbean. The net decrease in digital displays in the fourth quarter was primarily due to screen removals at two airports undergoing redevelopment.
Clear Channel International B.V.
Clear Channel International B.V. (“CCIBV”), an indirect wholly-owned subsidiary of the Company and the borrower under the CCIBV Term Loan Facility, includes the operations of our European businesses, which have been classified as discontinued operations. Until September 17, 2024, it also included operations in Singapore, which were sold to another indirect foreign wholly-owned subsidiary of the Company. Historically, the financial results of the Singapore operations were immaterial to CCIBV’s consolidated results.
Previously, we reported results of the Europe-South businesses as discontinued operations in the CCIBV Consolidated Statement of Income (Loss), consistent with the Company’s Consolidated Statement of Income (Loss). However, because all CCIBV businesses are now sold or held for sale and are classified as discontinued operations in the Company’s consolidated financial statements, we are now reporting CCIBV consolidated results, including businesses that are sold or held for sale, as summarized below.
CCIBV results for the fourth quarter of 2024, compared to the same period of 2023:
•Revenue decreased 13.7% to $224.2 million (from $259.8 million), primarily due to the sale of the business in France on October 31, 2023.
•Operating income was $42.5 million, compared to $38.4 million in the same period of 2023.

Liquidity and Financial Position:
Cash and Cash Equivalents:
As of December 31, 2024, we had $164.3 million of cash and cash equivalents, including $54.6 million held by discontinued operations (our businesses in Europe and Latin America) and $3.3 million held by our continuing operations subsidiaries outside the U.S., primarily in the Caribbean.
The following table summarizes our cash flows for the year ended December 31, 2024 on a consolidated basis, including both continuing and discontinued operations:

(In thousands)	Year Ended December 31, 2024
Net cash provided by operating activities	$79,746
Net cash used for investing activities[1]	(155,939)
Net cash used for financing activities	(8,176)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4,100)
Net decrease in cash, cash equivalents and restricted cash	$(88,469)

Cash paid for interest	$434,520
Cash paid for income taxes, net of refunds	$16,150
1Includes capital expenditures of $61.7 million and net payments for the acquisition of businesses and assets of $17.6 million related to discontinued operations.
Debt:
Assuming no additional refinancing, new debt issuance or principal prepayments, we expect cash interest payments of approximately $422 million in 2025, including $28 million related to the CCIBV Term Loan Facility. Upon the sale of the Europe-North businesses, we will use the anticipated net proceeds, after payment of transaction-related fees and expenses, to prepay the full $375 million principal amount of the CCIBV Term Loan Facility, plus any accrued interest, in accordance with the CCIBV Credit Agreement. Excluding interest on the CCIBV Term Loan Facility, we expect annual cash interest payments of approximately $394 million in 2025 and $393 million in 2026.
Our next scheduled debt maturity is in April 2027, when the $375 million principal amount of the CCIBV Term Loan Facility becomes due. However, as previously described, we will prepay this balance in full using a portion of the net proceeds from the sale of the Europe-North businesses, which we expect to complete in 2025. Following that, our next debt maturity will occur in August 2027, when the $1.25 billion aggregate principal of the CCOH 5.125% Senior Secured Notes becomes due.
For additional details regarding our outstanding debt balance, please refer to Table 3 in this earnings release.

TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc. and its Subsidiaries:

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$426,719	$416,014	$1,505,230	$1,434,186
Operating expenses:
Direct operating expenses[1]	191,250	185,968	680,578	660,336
Selling, general and administrative expenses[1]	65,727	63,972	252,907	235,470
Corporate expenses[1]	31,681	30,791	126,904	129,248
Depreciation and amortization	43,223	43,364	173,998	196,811
Other operating income, net	(5,294)	(3,693)	(8,340)	(4,488)
Operating income	100,132	95,612	279,183	216,809
Interest expense, net	(100,064)	(101,619)	(401,541)	(398,050)
Gain (loss) on extinguishment of debt	—	—	(2,393)	3,817
Other income (expense), net[2]	842	(2,528)	(8,378)	(5,699)
Income (loss) from continuing operations before income taxes	910	(8,535)	(133,129)	(183,123)
Income tax benefit (expense) attributable to continuing operations	(1,962)	8,966	9,365	23,679
Income (loss) from continuing operations	(1,052)	431	(123,764)	(159,444)
Income (loss) from discontinued operations[3]	(15,553)	25,572	(52,114)	(149,372)
Consolidated net income (loss)	(16,605)	26,003	(175,878)	(308,816)
Less: Net income attributable to noncontrolling interests	1,272	1,226	3,376	2,106
Net income (loss) attributable to the Company	$(17,877)	$24,777	$(179,254)	$(310,922)
1Excludes depreciation and amortization.
2Other income (expense), net, includes debt modification expense of $10.0 million for the year ended December 31, 2024 and $4.4 million for the year ended December 31, 2023 related to the debt transactions completed by the Company in March 2024 and August 2023, respectively.
3Loss from discontinued operations for the three months and year ended December 31, 2024 includes a $44.4 million loss related to the classification of the Brazil business as held for sale. For the three months ended December 31, 2023, income from discontinued operations reflects an $11.4 million loss on the disposal of the France business. For the year ended December 31, 2023, loss from discontinued operations reflects a net loss on disposal of $104.5 million, primarily from the disposal of the France business, partially offset by gains from the sales of the businesses in Switzerland and Italy. The remaining income (loss) from discontinued operations for each period reflects the results from the Company’s European and Latin American businesses.
Weighted Average Shares Outstanding

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Weighted average common shares outstanding – Basic	489,122	483,027	487,651	481,727
Weighted average common shares outstanding – Diluted	489,122	489,132	487,651	481,727

TABLE 2 - Selected Balance Sheet Information:

(In thousands)	December 31, 2024	December 31, 2023
Cash and cash equivalents	$109,707	$171,776
Total current assets[1]	1,659,044	957,401
Property, plant and equipment, net	479,987	489,734
Total assets[2]	4,804,263	4,722,475
Current liabilities (excluding current portion of long-term debt)[3]	1,271,630	883,324
Long-term debt (including current portion of long-term debt)	5,660,305	5,630,294
Stockholders’ deficit	(3,639,783)	(3,450,743)
1Total current assets include assets of discontinued operations of $1,176.0 million and $434.0 million as of December 31, 2024 and December 31, 2023, respectively.
2Total assets include assets of discontinued operations of $1,176.0 million and $1,212.3 million as of December 31, 2024 and December 31, 2023, respectively.
3Current liabilities includes liabilities of discontinued operations of $775.2 million and $402.6 million as of December 31, 2024 and December 31, 2023, respectively.

TABLE 3 - Total Debt:

(In thousands)	Maturity	December 31, 2024	December 31, 2023
Receivables-Based Credit Facility[1]	August 2026	$—	$—
Revolving Credit Facility[2]	August 2026	—	—
Term Loan Facility[3]	August 2028	425,000	1,260,000
Clear Channel Outdoor Holdings 5.125% Senior Secured Notes	August 2027	1,250,000	1,250,000
Clear Channel Outdoor Holdings 9.000% Senior Secured Notes	September 2028	750,000	750,000
Clear Channel Outdoor Holdings 7.875% Senior Secured Notes[3]	April 2030	865,000	—
Clear Channel Outdoor Holdings 7.750% Senior Notes	April 2028	995,000	995,000
Clear Channel Outdoor Holdings 7.500% Senior Notes	June 2029	1,040,000	1,040,000
Clear Channel International B.V. 6.625% Senior Secured Notes[4]	August 2025	—	375,000
Clear Channel International B.V. Term Loan Facility[4]	April 2027	375,000	—
Finance leases		3,974	2,593
Original issue discount		(7,313)	(2,690)
Long-term debt fees		(36,356)	(39,609)
Total debt		5,660,305	5,630,294
Less: Cash and cash equivalents		(109,707)	(171,776)
Net debt		$5,550,598	$5,458,518
1As of December 31, 2024, we had $66.3 million of letters of credit outstanding, including a $6.3 million letter of credit related to our business in Spain, and $108.7 million of excess availability under the Receivables-Based Credit Facility.
2As of December 31, 2024, we had $43.2 million of letters of credit outstanding, including a $20.2 million letter of credit related to our former business in France, and $72.6 million of excess availability under the Revolving Credit Facility. Pursuant to the share purchase agreement for the sale of France, our former French business and/or the buyer will either replace or procure a counter-guarantee for the letter of credit related to the French business.
3In March 2024, we issued $865 million of CCOH 7.875% Senior Secured Notes and used a portion of the proceeds to prepay $835 million of borrowings outstanding under our Term Loan Facility. At the same time, we amended the Senior Secured Credit Agreement to refinance the $425 million remaining balance on the Term Loan Facility and extend its maturity date from 2026 to 2028, subject to certain conditions.
4In March 2024, CCIBV entered into the CCIBV Term Loan Facility, totaling $375 million, and used the proceeds to redeem the outstanding $375 million of CCIBV Senior Secured Notes. We will prepay the full $375 million principal of the CCIBV Term Loan Facility in accordance with the CCIBV Credit Agreement using a portion of the net proceeds from the sale of the Europe-North businesses, which we expect to complete in 2025.
Supplemental Disclosures:
Reportable Segments and Segment Adjusted EBITDA
The Company now operates two reportable segments: America (U.S. operations excluding airports) and Airports (U.S. and Caribbean airport operations), with remaining operations in Singapore reported as “Other.”
Previously, the Company operated four reportable segments: America, Airports, Europe-North (operations in the U.K., the Nordics, and other northern and central European countries), and Europe-South (operations in Spain and, until their sales in 2023, Switzerland, Italy and France). Operations in Latin America and Singapore were reported as “Other.” In 2023, the Europe-South segment was classified as discontinued operations, and, as of December 31, 2024, the Europe-North segment and Latin American businesses were also classified as discontinued operations. As such, the results of these discontinued segments and businesses are excluded from this earnings release, which only reflects continuing operations for all periods presented.
Segment Adjusted EBITDA is the profitability metric reported to the Company's chief operating decision maker (the Company’s President and Chief Executive Officer) for purposes of allocating resources and assessing segment performance. Segment Adjusted EBITDA is a GAAP financial measure calculated as Revenue less Direct operating expenses and SG&A expenses, excluding restructuring and other costs. Restructuring and other costs include costs associated with cost-saving initiatives such as severance, consulting and termination costs and other special costs.

Non-GAAP Financial Information
This earnings release includes information that does not conform to U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Corporate expenses, Funds From Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”). The Company believes these non-GAAP measures provide investors with useful insights into its operating performance, particularly when comparing to other out-of-home advertisers, and they are widely used by companies in this industry. Please refer to the reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures below.
The Company defines, and uses, these non-GAAP measures as follows:
•Adjusted EBITDA is defined as income (loss) from continuing operations, plus: income tax expense (benefit) attributable to continuing operations; non-operating expenses (income), including other expense (income), loss (gain) on extinguishment of debt, and interest expense, net; other operating expense (income), net; depreciation, amortization and impairment charges; share-based compensation expense; and restructuring and other costs, which include costs associated with cost-saving initiatives such as severance, consulting and termination costs and other special costs.
The Company uses Adjusted EBITDA to plan and forecast for future periods and as a key performance measure for executive compensation. The Company believes Adjusted EBITDA allows investors to assess the Company’s performance in a way that is consistent with Company management’s approach and facilitates comparison to other companies with different capital structures or tax rates. Additionally, the Company believes Adjusted EBITDA is commonly used by investors, analysts and peers in the industry for valuation and performance comparisons.
•As part of the calculation of Adjusted EBITDA, the Company also presents the non-GAAP financial measure of “Adjusted Corporate expenses,” which the Company defines as corporate expenses excluding share-based compensation and restructuring and other costs.
•FFO is defined in accordance with the National Association of Real Estate Investment Trusts (“Nareit”) as consolidated net income (loss) before: depreciation, amortization and impairment of real estate; gains or losses from the disposition of real estate; and adjustments to eliminate unconsolidated affiliates and noncontrolling interests.
•The Company defines AFFO as FFO excluding discontinued operations and before adjustments for continuing operations, including: maintenance capital expenditures; straight-line rent effects; depreciation, amortization and impairment of non-real estate; loss or gain on extinguishment of debt and debt modification expense; amortization of deferred financing costs and note discounts; share-based compensation expense; deferred taxes; restructuring and other costs; transaction costs; and other items such as foreign exchange transaction gains or losses, adjustments for unconsolidated affiliates, noncontrolling interest and nonrecurring gains or losses.
Although the Company is not a Real Estate Investment Trust (“REIT”), it competes directly with REITs that present the non-GAAP measures of FFO and AFFO. Therefore, the Company believes that presenting these measures helps investors evaluate its performance on the same terms as its direct competitors. The Company calculates FFO in accordance with Nareit’s definition, which does not restrict presentation of these measures to REITs. Additionally, the Company believes FFO and AFFO are already commonly used by investors, analysts and competitors in the industry for valuation and performance comparisons.
The Company does not use, and you should not use, FFO and AFFO as indicators of the Company’s ability to fund its cash needs, pay dividends or make other distributions. Since the Company is not a REIT, it has no obligation to pay dividends and does not intend to do so in the foreseeable future. Moreover, the presentation of these measures should not be construed as an indication that the Company is currently in a position to convert into a REIT.
These non-GAAP financial measures should not be considered in isolation or as substitutes for the most directly comparable GAAP measures as an indicator of operating performance or the Company’s ability to fund its cash needs. In addition, these measures may not be comparable to similarly named measures presented by other companies.
See reconciliations of income (loss) from continuing operations to Adjusted EBITDA, corporate expenses to Adjusted Corporate expenses, and consolidated net income (loss) to FFO and AFFO in the tables below. This data should be read in conjunction with the Company’s most recent Annual Report on Form 10-K, Form 10-Qs and Form 8-Ks, available on the Investor Relations page of the Company’s website at investor.clearchannel.com.

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2024	2023	2024	2023
Income (loss) from continuing operations	$(1,052)	$431	$(123,764)	$(159,444)
Adjustments:
Income tax (benefit) expense attributable to continuing operations	1,962	(8,966)	(9,365)	(23,679)
Other (income) expense, net	(842)	2,528	8,378	5,699
(Gain) loss on extinguishment of debt	—	—	2,393	(3,817)
Interest expense, net	100,064	101,619	401,541	398,050
Other operating income, net	(5,294)	(3,693)	(8,340)	(4,488)
Depreciation and amortization	43,223	43,364	173,998	196,811
Share-based compensation	5,797	4,478	23,076	17,547
Restructuring and other costs	947	1,464	7,841	21,680
Adjusted EBITDA	$144,805	$141,225	$475,758	$448,359
Reconciliation of Corporate Expenses to Adjusted Corporate Expenses

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2024	2023	2024	2023
Corporate expenses	$(31,681)	$(30,791)	$(126,904)	$(129,248)
Share-based compensation	5,797	4,478	23,076	17,547
Restructuring and other costs	783	381	4,878	20,550
Adjusted Corporate expenses	$(25,101)	$(25,932)	$(98,950)	$(91,151)

Reconciliation of Consolidated Net Income (Loss) to FFO and AFFO

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2024	2023	2024	2023
Consolidated net income (loss)	$(16,605)	$26,003	$(175,878)	$(308,816)
Depreciation and amortization of real estate	47,348	48,738	191,417	226,724
Net loss on disposition of real estate (excludes condemnation proceeds)[1]	35,850	10,229	33,277	108,322
Impairment of real estate[2]	—	—	16,808	—
Adjustment for unconsolidated affiliates and non-controlling interests	(1,957)	(1,858)	(5,558)	(3,849)
Funds From Operations (FFO)	64,636	83,112	60,066	22,381
Less: FFO from discontinued operations	35,274	48,428	43,815	7,642
FFO from continuing operations	29,362	34,684	16,251	14,739
Capital expenditures–maintenance	(9,318)	(7,620)	(25,312)	(29,642)
Straight-line rent effect	(175)	940	(733)	4,207
Depreciation and amortization of non-real estate	5,329	4,864	18,770	19,121
Loss or gain on extinguishment of debt and debt modification expense, net	—	80	12,360	631
Amortization of deferred financing costs and note discounts	2,328	2,414	9,508	9,811
Share-based compensation	5,797	4,478	23,076	17,547
Deferred taxes	175	(10,028)	(12,643)	(28,877)
Restructuring and other costs	947	1,464	7,841	21,680
Transaction costs	829	477	5,161	2,446
Other items	1,587	4,753	4,332	7,529
Adjusted Funds From Operations (AFFO)	$36,861	$36,506	$58,611	$39,192
1Net loss on the disposition of real estate for the three months and year ended December 31, 2024 includes a $44.4 million loss related to the classification of the Brazil business as held for sale.
2Impairment charges for the year ended December 31, 2024 relate to the impairment of long-lived assets in certain of the Company’s Latin American businesses.
Reconciliation of Loss from Continuing Operations Guidance to Adjusted EBITDA Guidance

	Full Year of 2025
(in millions)	Low	High
Loss from continuing operations[1]	$(105)	$(95)
Adjustments:
Income tax expense attributable to continuing operations	5	5
Other income, net	(2)	(2)
Interest expense, net[1]	397	400
Other operating expense, net	2	3
Depreciation and amortization	167	167
Share-based compensation	23	24
Restructuring and other costs	3	3
Adjusted EBITDA	$490	$505
1Guidance for loss from continuing operations and interest expense, net, excludes interest on the CCIBV Term Loan Facility. Due to uncertainty, the potential impact of reduced interest expense from any potential anticipated repayment of debt with the proceeds of the international sales processes is not reflected in this guidance.

Reconciliation of Loss from Continuing Operations Guidance to AFFO Guidance

	Full Year of 2025
(in millions)	Low	High
Loss from continuing operations[1]	$(105)	$(95)
Depreciation and amortization of real estate	150	150
Net gain on disposition of real estate (excludes condemnation proceeds)	(1)	(1)
Adjustment for unconsolidated affiliates and non-controlling interests	(7)	(7)
FFO from continuing operations	37	47
Capital expenditures–maintenance	(23)	(24)
Straight-line rent effect	(3)	(4)
Depreciation and amortization of non-real estate	17	17
Amortization of deferred financing costs and discounts	10	10
Share-based compensation	23	24
Deferred taxes	(2)	(2)
Restructuring and other costs	3	3
Transaction costs	4	5
Other items	7	7
Adjusted Funds From Operations (AFFO)[1]	$73	$83
1Guidance for loss from continuing operations and AFFO excludes interest on the CCIBV Term Loan Facility. Due to uncertainty, the potential impact of reduced interest expense from any potential anticipated repayment of debt with the proceeds of the international sales processes is not reflected in this guidance.
Conference Call
The Company will host a conference call to discuss these results on February 24, 2025 at 8:30 a.m. Eastern Time. The conference call number is 866-424-3432 (U.S. callers) or +1 215-268-9862 (international callers). A live audio webcast of the conference call will be available on the “Events and Presentations” section of the Company’s investor website (investor.clearchannel.com). A replay of the webcast will be available after the live conference call on the “Events and Presentations” section of the Company’s investor website.
About Clear Channel Outdoor Holdings, Inc.
Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is at the forefront of driving innovation in the out-of-home advertising industry. Our dynamic advertising platform is broadening the pool of advertisers using our medium through the expansion of digital billboards and displays and the integration of data analytics and programmatic capabilities that deliver measurable campaigns that are simpler to buy. By leveraging the scale, reach and flexibility of our diverse portfolio of assets, we connect advertisers with millions of consumers every month.
For further information, please contact:
Investors:
Eileen McLaughlin
Vice President - Investor Relations
(646) 355-2399
InvestorRelations@clearchannel.com

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this earnings release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Clear Channel Outdoor Holdings, Inc. and its subsidiaries (the “Company”) to be materially different from any future results, performance, achievements, guidance, goals and/or targets expressed or implied by such forward-looking statements. The words “guidance,” “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “goals,” “targets” and similar words and expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about our guidance, outlook, long-term forecast, goals or targets; our business plans and strategies; our expectations about the timing, closing, satisfaction of closing conditions, use of proceeds and benefits of the sales of our European and Latin American businesses; expectations about certain markets; the conduct of, and expectations about, sales of international businesses; industry and market trends; and our liquidity, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict.
Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this earnings release include, but are not limited to: continued economic uncertainty, an economic slowdown or a recession, including as a result of increased tariffs and retaliatory trade regulations and policies; our ability to service our debt obligations and to fund our operations, business strategy and capital expenditures; the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings; the difficulty, cost and time required to implement our strategy, and the fact that we may not realize the anticipated benefits therefrom; our ability to obtain and renew key contracts with municipalities, transit authorities and private landlords; competition; regulations and consumer concerns regarding privacy, digital services, data protection and the use of artificial intelligence; a breach of our information security measures; legislative or regulatory requirements; restrictions on out-of-home advertising of certain products; environmental, health, safety and land use laws and regulations, as well as various actual and proposed environmental, social and governance policies, regulations and disclosure standards; the impact of the agreement to sell the businesses in our Europe-North segment and the potential sales of our businesses in Spain and Brazil; the impact of the recent dispositions of the businesses in our Europe-South segment and in Latin America, as well as other strategic transactions or acquisitions; third-party claims of intellectual property infringement, misappropriation or other violation against us or our suppliers; volatility of our stock price; the impacts on our stock price as a result of future sales of common stock, or the perception thereof, and dilution resulting from additional capital raised through the sale of common stock or other equity-linked instruments; our ability to continue to comply with the applicable listing standards of the New York Stock Exchange; the restrictions contained in the agreements governing our indebtedness limiting our flexibility in operating our business; the effect of credit ratings downgrades; our dependence on our senior management team and other key individuals; continued scrutiny and changing expectations from government regulators, municipalities, investors, lenders, customers, activists and other stakeholders; and certain other factors set forth in our filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this earnings release. Other key risks are described in the section entitled “Item 1A. Risk Factors” of the Company’s reports filed with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2024. The Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.